SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ] Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by
    Rule 14a-b(e)(2)
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               FNBH BANCORP, INC.
                (Name of registrant as specified in its charter)

                               FNBH BANCORP, INC.
    (Name of person(s) filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     (1)  Title of each class of securities to which transaction applies:_______
     (2)  Aggregate number of securities to which transaciton applies:__________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:_____________
     (4)  Proposed maximum aggregate value of transaction:______________________
     (5)  Total fee Paid:_______________________________________________________
[ ] Fee previously paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by  Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount previously paid:_______________________________________________
     (2)  Form, schedule, or registration statement no..:_______________________
     (3)  Filing party:_________________________________________________________
     (4)  Date filed:___________________________________________________________

                               FNBH BANCORP, INC.

                              101 East Grand River
                           Howell, Michigan 48844-0800

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held April 23, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of FNBH Bancorp, Inc. (the "Corporation"), a Michigan corporation, will be held on April 23, 1997, at 7 p.m. at the main office of First National Bank in Howell, 101 E. Grand River, Howell, Michigan, for the following purposes:


     1. To elect five (5) directors, four (4) to hold office for three year terms and one (1) for a two year term.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.


     The Board of Directors has fixed March 1, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.


                                     By order of the Board of Directors





                                     BARBARA J. NELSON, Secretary



         Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, that all parties must sign the proxy form.


Dated: March 27, 1997

                               FNBH BANCORP, INC.
                               101 E. Grand River
                           Howell, Michigan 48844-0800

                                 PROXY STATEMENT

     This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of FNBH Bancorp, Inc. (the "Corporation"), a Michigan bank holding Corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 23, 1997, at 7 p.m., at the main office of First National Bank in Howell (the "Bank"), 101 E. Grand River, Howell, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

                              VOTING AT THE MEETING

     This Proxy Statement has been mailed on or about March 27, 1997, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 1, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. The Corporation has only one class of common stock, of which there are presently 1,575,000 shares outstanding. Each outstanding share will entitle the holder thereof to one vote on each separate matter presented for vote at the meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

     If a Proxy in the enclosed form is properly executed and returned to the Corporation, the shares as represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all of the nominees named in the Proxy Statement and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Chairman of the Board in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

                              ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered three year terms of office. Five persons have been nominated for election to the Board, four to serve three (3) year terms expiring at the 2000 Annual Meeting of Shareholders and one for a two (2) year term expiring at the 1999 Annual Meeting. The Board has nominated Donald K. Burkel, Harry E. Griffith, Gary R. Boss, and Peter H. Burgher to serve as directors for three year terms, and has nominated R. Michael Yost for a two year term. All the nominees except Mr. Burgher and Mr. Yost are incumbent directors previously elected by the Corporation's shareholders. Mr. Burgher and Mr. Yost were appointed as directors by the Board in February 1997.

     Unless otherwise directed by a shareholder's proxy, the persons named as proxy holders in the Corporation's proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. As such, the five individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

     The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

                INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

     The following information relating to the principal occupation or employment has been furnished to the Corporation by the respective directors and director nominees. Each of those persons have been engaged in the occupations stated below for more than five years.

                                                                                                  Director of
Name                    Principal Occupation                                    Age             Corporation Since*

                    Nominees for Election as Directors for Terms Expiring in 2000
Donald K. Burkel       Co-owner of Oasis Truck Plaza, a full facility           61                1991
                       truck plaza, and Fowlerville Farms, Inc., a
                       restaurant, gasoline and gift shop operation
Harry E. Griffith      Realtor, President of Crandall Realty, Inc., a real      66                1973
                       estate brokerage and appraisal corporation
Gary R. Boss           President of Boss Engineering Co., an engineering        54                1995
                       and survey corporation
Peter H. Burgher       Chairman and President Marelco Power Systems,            64                1997
                       Inc.

                    Nominee for Election as Director for Term Expiring in 1999

R. Michael Yost        Manager, Group Operations and Administration,            48                1997
                       AAA, MI.

                    Directors Whose Terms Expire in 1999

S. W. Itsell           Retired President of First National Bank in Howell       91                1954
Dona Scott Laskey      Attorney                                                 53                1973

Charles N. Holkins     C. N. Holkins & Son, a hardware and lumber sales         57                1984
                       corporation

                   Directors Whose Terms Expire in 1998

Rebecca S. English     CPA, Partner in Bredernitz, Wagner & Co.                 44                1993
W. Rickard Scofield    President of May & Scofield, Inc., a manufacturer        44                1992
                       of automotive subassemblies, since 1993, and
                       Vice President prior to that time
Roy A. Westran         Retired President of Citizens Insurance Co. of           71                1970
                       America, an insurance corporation
Barbara D. Martin      President and CEO of Corporation and Bank                50                1984

      * The Corporation was formed and organized in 1988; dates preceding 1988 reference status as a director of the Bank. All persons who are directors of the Corporation are also directors of the Bank.

     The Audit Committee, comprised of Dona Laskey, S. W. Itsell, Donald Burkel, and Rebecca English, met on six occasions during 1996. Its primary duties and responsibilities include annually recommending to the Board of Directors an independent public accounting firm to be appointed auditors of the Corporation and the Bank, reviewing the scope and fees for the audit, reviewing all the reports received from the independent public accountants, and coordinating matters with the internal auditing department.

     The Nominating Committee of the Board, comprised of Messrs. Griffith, Burkel, VanWinkle, Holkins, and Westran and Ms. Martin, met once during 1996. This Committee is responsible for reviewing and making recommendations as to the composition of the Board of Directors, to recommend nominees for election to the Board and recommends individuals to fill vacancies which may occur between annual meetings. Under the terms of the Corporation's Restated Articles of Incorporation, the Committee is authorized to consider Board nominations for qualified persons recommended by shareholders provided that any recommendation is submitted in writing, on or before the 60th day preceding the anniversary date on the previous annual meeting. The recommendation must include a description of the proposed nominee, his or her consent to serve as a director and other biographical data on the nominee.

     The Board also has a Compensation Committee comprised of Messrs. VanWinkle, Griffith, Itsell, Westran, and Holkins. This Committee met twice in 1996. This Committee approves the compensation and benefits of senior management of the Bank and Corporation. The Board also has other committees, such as the Finance Committee, the Executive Committee and the Search Committee.

     The Board of Directors of the Corporation held a total of six meetings during 1996. No director other than Ms. Martin and Mr. Griffith attended less than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. There are no family relationships between or among the directors, nominees or executive officers of the Corporation.

                            REMUNERATION OF DIRECTORS

     Directors are paid $250 for each Board meeting held and $250 for each Board committee meeting attended; however, no fees are paid to employees of the Bank who serve on the Board. Members of the Board of Directors of the Bank are paid at the rate of $500 per Board meeting held, and $250 for each Board committee meeting attended.

                       COMPENSATION OF EXECUTIVE OFFICERS

                   Committee Report on Executive Compensation

     The Corporation has no paid employees. The Corporation's sole subsidiary, First National Bank in Howell, employs all officers and staff. Decisions on the compensation of the Bank's executive officers are made by the Board of Directors after receiving recommendations from the Board's Compensation Committee. The Corporation's policies of compensation are designed to reward employees for the achievement of annual and long-term corporate goals, as well as individual accomplishments. The various means of compensation, which apply to other employees as well as executive officers, are intended to encourage management to increase the value of the Corporation as an asset to its shareholders, to reward and challenge individuals, to achieve and reward superior operating results, and to attract and retain superior personnel.

     The Corporation's compensation program is comprised of several elements: salary, incentive bonus, and a defined contribution plan.

     The salaries of the Bank's Chief Executive Officer and other Bank executives are established based on a performance appraisal system. Each executive's performance, other than that of the Chief Executive Officer, is evaluated by his or her superior. Wage bands for particular positions are established based on information obtained from other similar sized banks and the Michigan Banker's Association annual surveys for use by the Board's Compensation Committee and the Board of Directors in comparing salaries paid by the Bank with salaries paid for comparable positions by other banks which are similar in size to First National Bank in Howell. The Board of Directors and the Compensation
Committee consider other relevant factors such as individual job performance, experience, expertise, and tenure. The Board intends to maintain the base salaries of executive officers and senior managers at rates that are competitive with other banks who are similar in size to the Bank in order to retain superior personnel and to be able to hire personnel of a high caliber to continue to achieve and exceed the Bank's operating and financial objectives.

     An incentive bonus is paid after year end to all employees employed by the Bank the entire year, if the Bank's earnings are above that projected in the Bank's annual budget for the year and there is a return of at least 1.2% on average assets for the year after payment of the incentive bonus. The formula used in 1996 provided that all profits in excess of budget would go to employees until all received a 5% bonus. Thereafter, each $10,000 increment of profit over budget was split evenly between employees and the Bank. There are three different levels at which profit share is paid: one for staff, one for supervisor and non-officer exempt employees, and another for officers. The exact formula for the profit sharing bonus is determined each year by the Board of Directors.

     The defined contribution retirement plan covers all employees 21 years of age or older who have completed one year of service as defined in the plan agreement. Contributions are equal to 5% of total employee earnings plus 50% of employee contributions (limited to 10% of their earnings), or the maximum amount permitted by the Internal Revenue Code.

Chief Executive Officer Compensation

     The Compensation Committee reviews Ms. Martin's performance and base salary as president and chief executive officer annually and recommends adjustments in her salary to the Board of Directors based on her performance. In making recommendations to the Board of Directors as to her salary, the Compensation Committee considers the prevailing salaries for presidents and chief executive officers of similar sized banks. As a result of that survey, the Committee established a salary range for Ms. Martin of $116,300 to $174,400 for 1996. The decision regarding Ms. Martin's 1996 salary was based on the prevailing salary range, on the Corporation's financial performance for the year and the Corporation's strong earnings and corporate growth. The Committee further considered Ms. Martin's leadership in the Corporation and her effectiveness in implementing the directions and policies of the Board of Directors.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Bank during the last three years to its Chief Executive Officer and its other executive officers whose annual compensation exceeded $100,000 (the "Named Executives"). There are no employees of the Corporation; all personnel are employed by the Bank.

                                                                                                      All Other
       Name and Principal Position          Year              Salary(1)             Bonus            Compensation(2)
       ---------------------------          ----              ---------             -----            ---------------
Barbara D. Martin, President and            1996              $120,000             $17,172               $12,306
Chief Executive Officer                     1995               112,000              22,490                11,569
                                            1994               107,000              20,897                10,562

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.
(2) The amounts disclosed in this column include (a) amounts contributed by the Bank to the Bank's Profit Sharing Plan, pursuant to which substantially all salaried employees of the Bank participate; and (b) the dollar value of premiums paid by the Bank for term life insurance on behalf of the named executives as follows:

                                                 1996                 1995                 1994
                                                 ----                 ----                 ----
Barbara D. Martin                   (a)        $12,000              $11,200             $ 9,970
                                    (b)            306                  369                 592

         Neither the Corporation nor the Bank maintain any option or other equity based compensation plans.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

     Certain directors and officers of the Corporation have had and are expected to have in the future, transactions with the Bank, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, transactions with the Bank. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectibility or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and for loans in excess of $200,000, will be subject to approval by a majority of the Corporation's independent, outside disinterested directors.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant  to  Section  16 of  the  Securities  Exchange  Act of  1934,  the
Corporation's directors and executive officers, as well as any person holding more than 10% of its common stock, are required to report initial statements of ownership of the Corporation's securities and changes in such ownership to the Securities and Exchange Commission. To the Corporation's knowledge, all the required reports were filed by such persons during 1996, except for one late report filed by Mr. Boss covering one transaction, one late report filed by Mr. Burkel covering one transaction, and one late report filed by Mr. Itsell covering one transaction.

                            OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of March 1, 1997, as to the common stock of the Corporation owned beneficially by each director, each Named Executive in the Summary Compensation Table above, and by all directors and executive officers of the Corporation as a group. Charles K. and Mary B. VanWinkle, listed in the table below, are the only shareholders known to the Corporation to have been the beneficial owner of more than five percent (5%) of the Corporation's outstanding common stock as of March 1, 1997.

                                                         Number of Shares(1)                 Percent of Class
Charles K. and Mary B. VanWinkle (2)                           152,508                             9.68%
Gary R. Boss                                                    1,500                                *
Peter H. Burgher                                                 100                                 *
Donald K. Burkel                                                3,300                                *
Rebecca S. English                                               600                                 *
Harry E. Griffith                                               7,164                                *
Charles N. Holkins                                            16,800(3)                            1.07%
S. W. Itsell                                                    2,535                                *
Dona Scott Laskey                                             24,876(4)                            1.66%
Barbara D. Martin                                             22,602(5)                            1.44%
W. Rickard Scofield                                             2,400                                *
Roy A. Westran                                                17,480(6)                              *
R. Michael Yost                                                  600                                 *
All Executive Officers and Directors as a
Group (17 persons)                                             100,611                             6.19%

*Represents less than one percent

(1) Reflects three for one stock split, paid February 16, 1997, as a dividend of two shares for each one share of Common Stock held of record on January 16, 1997. This information is based upon the Corporation's records as of March 1, 1997, and information supplied by the persons listed above. The number of shares stated in this column include shares owned of record by the shareholder and shares which, under federal securities regulations, are deemed to be beneficially owned by the shareholder. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned.
(2) Reflects shares held as co-trustees, whose mailing address is 130 Inverness, Howell, Michigan 48843.
(3)      Represents 16,800 shares held by Mr. Holkins or his wife as trustees.
(4)      Includes 876 shares owned by an adult child residing with Ms. Laskey.
(5) Includes 17,949 shares held for the benefit of Ms. Martin's minor children.
(6)      Includes  7,820  shares  owned  by  adult  children  residing  with Mr.
         Westran.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock with that of the cumulative total return on the NASDAQ Bank Stocks Index and the NASDAQ Stock Market Index for the five year period ended December 31, 1996. The following information is based on an investment of $100, on January 1, 1992, in the Corporation's common stock, the NASDAQ Bank Stocks Index and the NASDAQ Stock Market Index, with dividends reinvested. There has been only limited trading in the Corporation's Common Stock, there are no market makers for such shares, and the Corporation's stock does not trade on any stock exchange or the NASDAQ market. Accordingly, the returns reflected in the following graph and table are based on sale prices of the Corporation's stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware.

                                                           December 31,
                               1991         1992        1993        1994         1995        1996
FNBH Bancorp, Inc.             100          193         208         250          282         296
NASDAQ Bank Stocks Index       100          146         166         165          246         326
NASDAQ Stock Market Index      100          116         134         131          185         227

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of the Corporation as of and for the year ended December 31, 1996, have been examined by KPMG Peat Marwick LLP, independent public accountants. A representative of KPMG Peat Marwick LLP, will be at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to answer appropriate questions. KPMG Peat Marwick LLP has been reappointed by the Board of Directors as the independent public accountants of the Corporation for the year ending December 31, 1997.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered by the Corporation for inclusion in the 1998 Annual Meeting of Shareholders proxy materials must be received by the Corporation no later than November 21, 1997.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the Proxy will be voted in respect thereof in accordance with the best judgment of the persons authorized therein, and discretionary authority to do so is included in the proxy. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone or in person, without compensation other than their regular compensation.

     The Summary Annual Report of the Corporation for 1996 is included with this Proxy Statement. Copies of the report will also be available for all shareholders attending the Annual Meeting. In addition, certain financial and related information is included in the Appendix to this Proxy Statement.

     Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.


BY ORDER OF THE BOARD OF DIRECTORS



Barbara Nelson
Secretary
March 21, 1997

                                   APPENDIX I


     FNBH Bancorp, Inc. is a one bank holding company, which owns all of the outstanding capital stock of First National Bank in Howell (the "Bank"). The Company was formed in 1988 for the purpose of acquiring all of the stock of the Bank in a shareholder approved reorganization, which became effective May 1989. The Bank was originally organized in 1934 as a national banking association. The Bank serves primarily four communities, Howell, Brighton, Hartland, and Fowlerville, all of which are located in Livingston County, Michigan.

                              FINANCIAL INFORMATION
                       FNBH BANCORP, INC., AND SUBSIDIARY



Management's Discussion and Analysis.........................................10
Summary Financial Data.......................................................20
Stock and Earnings Highlights................................................21
Independent Auditor's Report.................................................23
Consolidated Balance Sheets..................................................24
Consolidated Statements of Income............................................25
Consolidated Statements of Shareholders' Equity..............................26
Consolidated Statements of Cash Flow.........................................27
Notes to Consolidated Financial Statements................................28-40

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

     This discussion provides information about the consolidated financial condition and results of operations of FNBH Bancorp, Inc. ("Company") and its subsidiary, First National Bank in Howell ("Bank"), and should be read in conjunction with the Consolidated Financial Statements.

FINANCIAL CONDITION

     During 1996 total assets increased 10% to $202,009,000. Contributing to this $19 million increase was a $10 million (23%) increase in short and long term investments and a $8.6 million (7%) increase in loans. Deposits increased $17 million (10%) to $180,944,000. Stockholders' equity increased $2 million (12%) to $19,597,000.

Securities

     The security portfolio is an important source of liquidity for the Bank to meet unusual deposit fluctuations. The primary concern of the management of First National Bank is to ensure the safety of funds entrusted to it by its depositors and shareholders. Approximately 73% of the security portfolio is invested in US government and agency obligations. Except for a minor holding of Federal Reserve Bank stock which the Bank is required to own, the balance of the portfolio consists of tax exempt obligations of states and political subdivisions. The Company's current and projected tax position makes these investments valuable to the Bank. Investment policy requires purchases of tax exempt bonds to be of bonds with AA ratings or better if the maturity exceeds 4 years unless the bond is a local, nonrated issue.

     The following table shows the percentage makeup of the security portfolio as of December 31:

                                                      1996              1995
U.S. Treasury & agency securities.................    72.0%             70.0%
Agency mortgage backed securities..................     .8%              1.9%
Tax exempt obligations of states
 and political subdivisions.......................    27.1%             28.0%
Other.............................................      .1%               .1%
                                                       ---               ---
      Total securities............................   100.0%            100.0%

     In 1995 the Financial Accounting Standards Board allowed companies to make a one time reclassification of securities from held-to-maturity to available-for sale. The Bank took advantage of this opportunity to reclassify $7,000,000 of securities to available-for-sale. Management felt that this move afforded more latitude to allow future sales to meet liquidity needs, for asset/liability management purposes, or to obtain improved yields on alternative investments.

Loans

     The loan personnel of the Bank are committed to making quality loans that produce a good rate of return for the Bank and also serve the community by providing funds for home purchases, business purposes, and consumer needs. The overall loan portfolio grew $8,600,000 (7%) in 1996.

     As a full service lender, the Bank offers a variety of home mortgage loan products. The Bank makes fixed rate, long-term mortgages which conform to secondary market standards which it sells. This practice allows the Bank to meet the housing credit needs of its service area, while at the same time maintaining loan to deposits ratios and interest sensitivity and liquidity positions within Bank policy. The Bank retains servicing on sold mortgages thereby furthering the customer relationship and adding to servicing income. During 1996 the Bank sold $9,000,000 in residential mortgages.

     The Bank has also been able to service customers who do not conform to secondary market requirements by offering variable rate products which are retained in the mortgage portfolio. These loans are considered nonconforming as they do not meet certain collateral requirements of the secondary market and not because of the credit quality of the borrower. Although the mortgage portfolio actually declined by $1,600,000 to $23,400,000 at year end, its decline would have been greater had the Bank not made more than $4,000,000 in nonconforming loans which it retained in the mortgage portfolio.

     In 1996 there was good commercial loan demand which resulted in a more than $8,000,000 (10%) increase over the prior year. Consumer loans increased nearly
$2,000,000 (10%). The table below explains the makeup of the portion of commercial and consumer loans in the Consolidated Financial Statements that are collateralized by mortgages.

     Included in the residential first mortgage totals in the table below are the real estate mortgage loans listed in the Consolidated Financial Statements and loans to commercial customers who pledge their homes as collateral for their borrowings. "Other" real estate loans include $39,000,000 in loans secured by commercial property with the remaining $4,000,000 secured by multi-family units. In the majority of the loans to commercial customers, which are secured by personal or commercial real estate, the Bank is relying on the borrower's cash flow to service the loans. The collateral is taken as extra protection. Construction and land development loans have increased $5,000,000 (55%) as the growth in the county has fueled the demand for housing and commercial development.

     The growth in home equity and junior lien loans has been the result of an ongoing marketing campaign. There has been less growth in consumer loans which consist of auto loans, mobile home loans, or other secured or unsecured loans. The Bank does not offer credit cards but consumer loan balances include $1,500,000 in a revolving line of credit product accessible by check. Commercial loans, which may be secured by business assets or unsecured, continued to grow in 1996.

     The following table shows the balance and percentage makeup of loans as of December 31:

                                                                 (dollars in thousands)
                                                               1996                                  1995
                                                    Balances         Percentage           Balances          Percentage
Secured by real estate:
   Residential first mortgage                       $ 36,148           26.5%               $ 36,871           28.8%
   Residential home equity/other junior liens         12,883            9.4%                 10,566            8.2%
   Construction and land development                  14,042           10.3%                  9,075            7.1%
   Other                                              43,006           31.5%                 42,454           33.2%
Consumer                                              12,272            9.0%                 11,233            8.8%
Commercial                                            15,830           11.6%                 14,546           11.4%
Other                                                  2,360            1.7%                  3,213            2.5%
   Total Loans (Gross)                              $136,541          100.0%               $127,958          100.0%

     The Bank's loan personnel have endeavored to make high quality loans using well established policies and procedures and a thorough loan review process. Loans in excess of $200,000 are approved by a committee of the Board or the Board. The Bank has hired an independent person to review the quality of the loan portfolio on a regular basis. The extent of loan quality is demonstrated by the ratios of nonperforming loans and assets as a percentage of the loan portfolio as illustrated in the table below for December 31:

                                                         (Dollars in thousands)
                                                  1996           1995          1994
Nonperforming Loans:
Nonaccrual loans...........................       $  109         $  926          $983
Loans past due 90 days or more.............          448             66           295
  Total nonperforming loans................          557            992         1,278
Other real estate..........................          723             46           135
  Total nonperforming assets...............       $1,280         $1,038        $1,413

Nonperforming loans as a percent
 of total loans............................         .41%           .78%         1.09%
Nonperforming assets as a percent
 of total loans............................         .94%           .81%         1.20%
Nonperforming loans as a percent
 of the loan loss reserve..................          17%            32%           48%

     Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, accruing loans 90 days or more past due in payments, and other real estate which has been acquired primarily through foreclosure and is waiting disposition. Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely.

     Nonperforming loans decreased $435,000 to $557,000 at December 31, 1996. However the $723,000 in other real estate at year end 1996 was included in the $926,000 in nonaccrual loans at December 31, 1995. Total nonperforming assets increased $242,000 during the year. The health of the local economy, sound underwriting standards, and a concerted collection effort on the part of the Bank have helped contribute to the low delinquency rate.

     As indicated in Notes 1 and 3 of the Consolidated Financial Statements, the Bank adopted Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" in 1995. Impaired loans totaled $820,000 at December 31, 1996, compared to $900,000 at the prior year end. Included in impaired loans are nonperforming loans from the above table, except for homogenous residential mortgage and consumer loans, and an additional $600,000 of commercial loans separately identified as impaired.

     During 1996 the Bank charged off loans totaling $287,000 and recovered $77,000 for a net charge off amount of $210,000. In the previous year, the Bank had net charge offs totaling $23,000. These low net charge off figures can be attributed to a seasoned lending staff, a good economic environment, aggressive charge off policies, and repeated collection efforts. The provision for loan losses has remained unchanged for the past three years at $448,500.

     The allowance for loan losses totaled $3,335,000 at year end which was 2.44% of total loans and more than two and a half times non-performing loans. Management considers this to be adequate to cover any anticipated losses.
Management regularly evaluates the allowance for loan losses based on the composition of the loan portfolio, an evaluation of specific credits, historical loss experience, the level of nonperforming loans and loans that have been identified as impaired. Externally, the local economy and events or trends which might negatively impact the loan portfolio are also considered.

     The following table shows changes in the loan loss reserve for the years ended December 31:

                                                                 (Dollars in thousands)
                                                           1996              1995               1994
Balance at beginning of the year...................       $3,097            $2,672             $2,205
Additions (deduction):
   Loans charged off...............................         (287)             (209)              (121)
   Recoveries of loans previously charged off......           77               186                140
   Provision charged to operations.................          448               448                448
Balance at end of the year.........................       $3,335            $3,097             $2,672
Allowance for loan losses to loans outstanding.....         2.44%             2.42%              2.27%

Deposits

     Deposit balances of $180,944,000 at December 31, 1996 were more than $17 million (10%) higher than the previous year end. Because year end deposit balances can fluctuate in unusual ways, it is more meaningful to analyze changes in average balances. Average deposits increased $17.4 million during 1996, about 11%. Non-interest bearing demand deposits increased $3.5 million, about 13% on average. Average savings and NOW balances increased $.6 million (9%) while average time deposits increased $7.5 million or about 14%. The following table sets forth average deposit balances for the years ended December 31:

                                                                      (in thousands)
                                                      1996                 1995                  1994
Non-interest bearing demand                         $ 31,005             $ 27,348              $ 25,233
Savings, NOW and money market                         76,128               70,057                71,448
Time deposits                                         62,577               54,924                46,882
      Total average deposits                        $169,710             $152,329              $143,563

     The increase in non-interest bearing demand deposits is shared by both business and consumer customers. The increase in savings deposits was primarily due to a $5.4 million increase in money market accounts. The growth in certificates was the result of marketing efforts aimed at attracting CD customers and special rates that were offered on particular time products.

     The majority of the Bank's deposits are from core customer sources-long term relationships with local personal, business, and public customers. In some financial institutions, the presence of interest bearing certificates greater than $100,000 often indicates a reliance upon purchased funds. However, large certificates in the Bank's portfolio consist of core deposits of local customers. The Bank does not support growth through purchased funds or brokered deposits. See Note 6 of the Consolidated Financial Statements for a maturity schedule of over $100,000 certificates.

Capital

     The Company's capital at year end totaled $19,600,000, a more than $2,000,000 (12%) increase over the prior year. Banking regulators have set forth various ratios of capital to assets to assess a financial institution's soundness. Tier 1 capital is equal to shareholders' equity while Tier 2 capital includes a portion of the allowance for loan losses. The regulatory agencies have set capital standards for "well capitalized" institutions. The leverage ratio, which divides Tier 1 capital by three months average assets, must be 5% for a well capitalized institution. The Bank's leverage ratio was 9.86% at year end 1996. Tier 1 risk-based capital, which includes some off balance sheet items in assets and weights assets by risk, must be 6% for a well capitalized institution. The Bank's was 14.71% at year end 1996. Total risk-based capital, which includes Tier 1 and Tier 2 capital, must be 10% for a well capitalized institution. The Bank's total risk based capital ratio was 15.96% at year end. The Bank's strong capital ratios put it in the best classification on which the FDIC bases its assessment charge.

     The following table lists various capital ratios at December 31:

                                                     1996                 1995                 1994
Equity to asset ratio                               9.82%                9.61%                9.14%
Tier 1 leverage ratio                               9.86%                9.83%                9.32%
Tier 1 risk-based capital                          14.71%               14.30%               13.88%
Total risk-based capital                           15.96%               15.55%               15.13%

     The growth in capital ratios is due to the strong earnings the Bank has experienced in the last several years. The Company's ability to pay dividends is subject to various regulatory requirements. Management believes, however, that earnings will continue to generate adequate capital to continue the payment of dividends. In 1996 the Company paid dividends totaling $1,470,000, or 41% of earnings. Book value of the stock was $12.44 at year end, restated to give effect to a three for one stock split, payable as a dividend of two shares for each one share of company stock held of record January 16, 1997, paid February 16, 1997.

     The Company maintains a five year plan which was the result of a formal strategic planning process. Management and the Board continue to monitor long term goals which include expanded services to achieve growth and retaining earnings to fund growth, while providing return to shareholders.

     The Bank has no immediate plans for construction projects requiring sizable capital expenditures in 1997.

Liquidity and Funds Management

     Liquidity is monitored by the Bank's  Asset/Liability  Management Committee
(ALCO) which meets at least monthly. ALCO developed, and the Board of Directors approved, a liquidity policy which requires a minimum 15% liquidity ratio. Throughout 1995 and 1996 the Bank's liquidity ratio exceeded 20%.

     Deposits are the principal source of funds for the Bank. Management monitors rates at other financial institutions in the area to ascertain that its rates are competitive in the market. Management also attempts to offer a wide variety of products to meet the needs of its customers. The Company does not deal in brokered funds and the makeup of its over $100,000 certificates consists of local depositors known to the Bank.

     It is the intention of the Bank's management to handle unexpected liquidity needs through its Federal Funds position. The goal is to maintain a daily Fed Funds balance sufficient to cover required cash draws. The Bank's policy requires all purchases of Fed Funds to be approved by senior management so that liquidity needs are known. In the event the Bank must borrow for an extended period, management may look to "available for sale" securities in the investment portfolio for liquidity.

     Throughout the past year, Fed Funds Sold balances have averaged slightly more than $5,000,000 compared to $3,000,000 the prior year. Management strives to keep a Fed Funds balance of $3-4 million, a target which will generally meet liquidity needs. Because of the strong demand deposit growth in 1996, management chose to remain more liquid. On occasion the Bank borrowed money through the Fed Funds market. The Bank did not need to sell investment securities for liquidity and the borrowings were a normal part of doing business in times of strong loan demand and unpredictable deposit swings.

     The Bank's Asset/Liability Management committee (ALCO) meets monthly to review the Bank's performance. The committee discusses the current economic outlook and its impact on the Bank and current interest rate forecasts. Actual results are compared to budget in terms of growth and income. A yield and cost analysis is done to monitor interest margin. Various ratios are discussed including capital ratios and liquidity. The quality of the loan portfolio is reviewed in light of the current allowance. The rate sensitivity report is analyzed and strategies are created to attempt to produce the desired results. This report lays out the repricing schedule for various assets and liability categories.

     The table below shows the Bank's rate sensitivity as of December 31, 1996:

                                                     0-3           4-12           1-5             5+
                                                                                     -
                                                  Months         Months          Years         Years          Total
Assets:
   Loans.................................        $51,975        $35,504        $44,256       $ 4,806       $136,541
   Securities............................          3,179          8,820         26,549         8,709         47,257
   Fed funds.............................          6,500                                                      6,500
   Other assets..........................         ______         ______         ______        11,711         11,711
      Total assets.......................        $61,654        $44,324        $70,805       $25,226       $202,009
Liabilities & Shareholders' Equity:
   Demand, Savings & NOW.................        $52,847                                     $62,326       $115,173
   Time..................................         11,016         31,775         22,968            12         65,771
   Other liabilities and equity..........         ______         ______         ______        21,065         21,065
      Total liabilities and equity.......        $63,863        $31,775        $22,968       $83,403       $202,009
Rate sensitivity gap and ratios:
   Gap for period........................        $(2,209)        $12,549        $47,837     $(58,177)
   Cumulative gap........................         (2,209)         10,340         58,177

Cumulative rate sensitive ratio..........            .97           1.11           1.49          1.00
December 31, 1995 rate sensitive ratio...            .92           1.18           1.46          1.00

     Given the asset sensitive position of the Bank at December 31, 1996, if interest rates decrease 200 basis points and management did not respond, management estimates that pretax income would decrease approximately $400,000 while a similar increase in rates would cause pretax income to increase by a like amount. See discussion under "Net Interest Income" below. As noted above, the entire balance of savings, NOW and MMDAs are not categorized as 0-3 months, although they are variable rate products. Some of these balances are core deposits which are not considered rate sensitive based on the Bank's historical experience.

RESULTS OF OPERATIONS

     The Company achieved record earnings in 1996. Net income of $3,570,000 was an increase of $374,000 (12%) over 1995 earnings. The increase was due to an increase in both net interest income and non-interest income. The Company's return on average assets was 1.88% in 1996, unchanged from the prior year. The return on average stockholders' equity (ROE) was 19.12%, a decrease from the 19.60% ROE reported in 1995. The decline in ROE occurred because average equity grew 14.5% while earnings grew 12%.

     The following table contains key performance ratios for years ended December 31:

                                                         1996                1995               1994
Net income to:
   Average stockholders' equity                          19.12%              19.60%             16.63%
   Average assets                                         1.88%               1.88%              1.52%
Earnings per common share:*                               $2.27               $2.30              $1.54

*restated to give effect to 3 for 1 stock split, payable as a dividend on two shares for each one share of company stock held of record January 16, 1997, paid February 16, 1997.

Net Interest Income

     Net interest income is the difference between interest earned on earning assets and interest paid on deposits. It is the major component of earnings for a financial institution. For analytical purposes, the interest earned on investments and loans is expressed on a fully taxable equivalent (FTE) basis. Tax-exempt interest is increased to an amount comparable to interest subject to federal income taxes in order to properly evaluate the effective yields earned on earning assets. The tax equivalent adjustment is based on a federal income tax rate of 34%.

     The following table shows the average balance and percentage earned or paid on key components of earning assets and paying liabilities for the year ended December 31:

                                             1996                      1995                      1994
                                             ----                      ----                      ----
                                      Average       Yield/       Average       Yield/        Average       Yield/
                                      Balance       Rate         Balance        Rate         Balance        Rate
Interest earning assets:
Federal funds sold                    $   5,135     5.24%         $   3,084     5.76%         $   4,983    4.06%
Taxable securities                       32,042     5.95%            25,591     5.64%            23,419    5.39%
Tax-exempt securities                    11,172     7.64%             9,413     8.28%             7,601    8.93%
Loans                                   130,648     9.91%           122,500     9.99%           114,384    9.17%
                                        -------                     -------                     -------
   Total earning assets                $178,997     8.93%          $160,588     9.12%          $150,387    8.40%
Interest bearing funds:
Savings/NOW accounts                  $  76,128     2.80%         $  70,057     2.61%         $  71,448    2.42%
Time deposits                            62,577     5.62%            54,924     5.54%            46,882    4.49%
Federal funds purchased                       4     5.58%               105     6.43%                 0     N/A
                                          -----                   ---------                  ----------
   Total interest bearing funds:       $138,709     4.07%          $125,086     3.90%          $118,330    3.24%

Interest spread                                     4.86%                       5.22%                      5.16%
Net interest margin                                 5.77%                       6.08%                      5.85%

     Tax equivalent interest income in each of the three years includes loan origination fees. A substantial portion of such fees is deferred for recognition in future periods or is considered in determining the gain or loss on the sale of real estate mortgage loans. Tax equivalent interest income, however, includes net loan origination fees totaling $451,000 in 1996, $440,000 in 1995, and $453,000 in 1994.

     The following table sets forth the effects of volume and rate changes on net interest income on a taxable equivalent basis. All figures are stated in thousands of dollars.

                                              Year ended                              Year ended
                                     December 31, 1996 compared to           December 31, 1995 compared to
                                     Year ended December 31, 1995            Year ended December 31, 1994
                                     ----------------------------            ----------------------------
                                    Amount of Increase/(Decrease)           Amount of Increase/(Decrease)
                                           due to change in                        due to change in
                                                                Total                                      Total
                                                               Amount                                     Amount
                                                                 of                                         of
                                                Average       Increase/                     Average      Increase/
                                   Volume         Rate       (Decrease)      Volume          Rate       (Decrease)
Interest Income:
Federal funds sold..........       $ 118        $(27)         $  91          $  (77)        $ 53        $  (24)
Securities:
  Taxable...................         364          98            462             117           64           181

  Tax Exempt................         146         (72)            74             162          (61)          101
Loans.......................         814        (105)           709             744        1,004         1,748

  Total interest income.....      $1,442       $(106)        $1,336           $ 946       $1,060        $2,006



                                       16

Interest Expense:
Interest bearing deposits:
  Savings/NOW accounts......      $  159       $ 145         $  304          $  (34)       $ 129        $   95
  Time......................         424          45            469             361          578           939
Short-term borrowings.......          (7)          0             (7)              7            0             7
   Total interest expense...      $  576     $   190         $  766          $  334       $  707        $1,041
Net interest income (FTE)...      $  866     $  (296)        $  570          $  612       $  353        $  965

The change in interest due to changes in both balance and rate has been allocated to change due to balance and change due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

     Net interest income increased $570,000 in 1996 over the prior year due to a $1,336,000 increase in interest income partially offset by approximately $766,000 increase in interest expense. The increase in income can be attributed to an increase in average earning assets of $18,400,000. The increase in income on earning assets would have been greater had the yield not declined 19 basis points. Interest income on Fed Funds Sold increased $91,000 due to an increase in average balances of more than $2,000,000, partially offset by a decrease in rates of 52 basis points. Income on taxable securities increased approximately $462,000 as both the average balance and the rate increased. Taxable securities, which consist mostly of U.S. Treasury notes, grew approximately $6,500,000 on average. The security portfolio grew to accommodate deposit growth. The yield on taxable securities increased 31 basis points due to the fact that most of these bonds are purchased with two year maturities and those purchased in 1994 were maturing and being replaced with 1996 bonds which are now yielding higher interest. On the other hand, the Bank generally purchases tax-exempt bonds with ten year maturities. Rates are lower on bonds being purchased today than those earned ten years ago on the tax-exempt bonds which they are replacing. Loan interest was $709,000 higher than in 1995. The increase is due to an increase of nearly $8,000,000 on average balances, partially offset by an 8 point decline in rates. Loan growth was largely attributable to growth in construction and land development loans. In the consumer sector, growth was primarily in home equity loans.

     Interest expense increased in 1996 because average balances increased approximately $13,600,000 and interest rates increased 17 basis points. The increase in interest bearing funds balances was fairly evenly split with a $6,000,000 increase in savings and NOW accounts, while time deposits grew $7,600,000. Savings balances increased as customers responded favorably to the more aggressive tiered rates instituted for money market accounts in the third quarter of 1995. Growth in time deposits was encouraged by competitive pricing and periodically offering special rates on specific products.

     In the previous year, net interest income had increased nearly $1,000,000. The increase in net interest income was the result of an increase in interest income of $2,000,000, partially offset by an increase in interest expense of approximately $1,000,000. The increase in interest income in 1995 was the result of a $10,000,000 increase in earning assets and an increase in yields on earning assets of 72 basis points. The increase in interest expense was the result of average balances increasing nearly $7,000,000 and interest rates increasing 17 basis points.

     In the coming year, management expects growth to continue in both loans and deposits, although deposits may grow faster than loans as was the case in 1996. The interest spread and interest margin will likely continue to decline unless the Fed increases rates which is not anticipated at this time. With competition intense for deposits, management does not expect deposit rates to decline in 1997.

     The following table shows the composition of average earning assets and interest paying liabilities for the years ended December 31:

                                                               1996            1995            1994
As a percent of average earning assets:
   Loans                                                     72.99%          76.28%          76.07%
   Securities                                                24.14%          21.80%          20.61%
   Fed funds sold                                             2.87%           1.92%           3.32%
      Average earning assets                                100.00%         100.00%         100.00%

   Savings and NOW                                           42.53%          43.63%          47.51%
   Time deposits                                             34.96%          34.20%          31.17%
   Fed funds purchased                                            0            .07%               0
      Average interest bearing liabilities                   77.49%          77.90%          78.68%

Earning asset ratio                                          94.08%          94.17%          94.36%
Free-funds ratio                                             22.51%          22.10%          21.32%

Provision for Loan Losses

     The provision for loan losses of $448,500 remained the same for 1996 as it was the prior two years. This provision was sufficient to produce a ratio of allowance for loan loss to loans of 2.44% and a ratio of nonperforming loans to the allowance for loan loss of 32% at year end. (See "Loans" on pages 22 & 23). The growth in commercial loans, which typically carry more risk, may require increased provisions in the future. Management analysis of the adequacy of the allowance considers the portfolio mix as well as economic conditions within the Bank's market.

Non-interest Income

     Non-interest income, which includes service charges on deposit accounts, loan fees, other operating income, and gain(loss) on sale of assets and securities transactions, increased by approximately $270,000 (19%) in 1996 compared to the previous year. Most of the increase was due to an increase in service charge income from loans, deposit accounts, and other banking services. Service charge income increased $170,000 (13%) over the prior year, due to loan and deposit growth and adjustments to some charges made to more fairly compensate the Bank for services performed. Management does not anticipate that service charge income will continue to grow at the rate experienced in 1996.

     "Other" non-interest income increased $32,000 to $96,000 in 1996. Included in other non-interest income is a nonrecurring $60,000 gain on the sale of other real estate. In 1995 there were gains of $24,500 on the sale of other real estate and $20,000 on the sale of equipment.

Non-interest Expense

     Non-interest interest expense increased 5% in 1996. The most significant component of non-interest expense is salaries and benefits expense. In 1996 salaries and benefits expense increased 2.5% to $3,300,000, due to the combined effects of salary increases and certain positions which were temporarily unfilled.

     Occupancy expense increased $30,000 and equipment expense increased $13,000. The increase in occupancy was primarily due to increased depreciation costs as the main office and Brighton branch buildings both had major renovations that were put in service in 1996. Equipment expense increased primarily because repair and maintenance costs increased while depreciation costs decreased. Management anticipates that in 1997 some older equipment will be replaced which may result in decreased maintenance costs but increased depreciation.

     Other expense increased $160,000 (9%). The most notable factor contributing to the increase in other expense was a $190,000 increase in fees because the Bank hired consultants for selected projects.

Federal Income Tax Expense

     Fluctuations in income taxes resulted primarily from changes in the level of profitability and in variations in the amount of tax-exempt income. Income tax expense increased $168,000 to $1,585,500 (12%) in 1996 compared to a $379,000 (36%) increase in 1995. For further information see Note 7 "Federal Income Taxes" in the Company's Consolidated Financial Statements.

Prospective Accounting Changes

     In June 1996 the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("Statement 125"), which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control. Under the financial components approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement supersedes portions of Statement 122 and is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Statement 125 is not expected to have a material impact on the operating results or financial condition of the Bank.

                                                                   SUMMARY FINANCIAL DATA
                                                         (in thousands, except per share data)
                                              1996           1995            1994            1993            1992
Income Statement Data:
   Interest income                           $15,717        $14,394         $12,412         $11,948         $12,564
   Interest expense                            5,644          4,879           3,838           4,121           4,865
   Net interest income                        10,073          9,515           8,574           7,827           7,699

   Provision for loan losses                     448            448             448             449             519
   Non-interest income                         1,686          1,418           1,195           1,386           1,346
   Non-interest expense                        6,151          5,867           5,864           5,674           5,729
   Income before tax and
    accounting change                          5,160          4,618           3,457           3,090           2,797
   Net income                                  3,574          3,200           2,418           2,311           2,032
Per Share Data(1):
   Income before accounting
      change                                   $2.27           2.03            1.54            1.40            1.29
   Income after cumulative effect
      of accounting change(2)                   2.27           2.03            1.54            1.47            1.29
   Dividends paid                                .93            .68             .55             .50             .46
   Weighted average shares
     outstanding                           1,575,000      1,575,000       1,575,000       1,575,000       1,575,000
Balance Sheet Data:
   Total assets                              202,009        182,958         168,438         155,556         154,703
   Loans                                     136,067        127,463         117,008         112,820         108,957
   Allowance for loan losses                   3,335          3,097           2,672           2,205           2,044
   Deposits                                  180,944        163,875         151,707         140,489         140,925
   Shareholders' equity                       19,597         17,530          15,305          13,814          12,255
Ratios:
   Dividend payout ratio                      41.13%         33.46%          35.82%          34.07%          35.84%
   Equity to asset ratio                       9.82%          9.61%           9.14%           8.45%           7.83%

(1) Per share data for all years has been restated to give effect to the three-for-one stock split, payable as a dividend paid in February 1997.
(2)  Reflects adjustment due to a change in accounting for income taxes in 1993.

                          STOCK AND EARNINGS HIGHLIGHTS

     There is no active market for the Company's Common Stock, and there is no published information with respect to its market price. There are occasional direct sales by shareholders of which the Company's management is generally aware. It is the understanding of the management of the Company that over the last two years, the Company's Common Stock has sold at a premium to book value. From January 1, 1995, through December 31, 1996, there were, so far as the Company's management knows, 136 sales of shares of the Company's Common Stock, involving a total of 59,931 shares. The price was reported to management in only a few of these transactions, and management has no way of confirming the prices which were reported. During this period, the highest price known to be paid was $20.00 per share in the last half of 1995 and during all of 1996, and the lowest price was $18.33 per share in February 1995. To the knowledge of management, the last sale of Common Stock occurred on February 14, 1997. All per share information has been restated to give effect to a three for one stock split, payable as a dividend of two shares for each one share of company stock held of record January 16, 1997, paid February 16, 1997.

     As of March 1, 1997, there were approximately 590 holders of record of the Company's Stock. The following table sets forth the range of high and low sales prices of the Company's Common Stock during 1995 and 1996, based on information made available to the Company, as well as per share cash dividends declared during those periods. Although management is not aware of any transactions at higher or lower prices, there may have been transactions at prices outside the ranges listed in the table.

     Sales price and dividend information for the years 1995 and 1996:

                                                Sales Prices                        Cash Dividends Declared
            1995                         High                     Low
First Quarter                           $18.33                   $18.33                       $0.10
Second Quarter                          $20.00                   $18.33                       $0.12
Third Quarter                           $20.00                   $20.00                       $0.12
Fourth Quarter                          $20.00                   $20.00                       $0.35(1)
            1996                         High                     Low
First Quarter                           $20.00                   $20.00                       $0.12
Second Quarter                          $20.00                   $20.00                       $0.13
Third Quarter                           $20.00                   $20.00                       $0.13
Fourth Quarter                          $20.00                   $20.00                       $0.55(2)
(1)  Includes a special dividend of $0.23 per share.
(2)  Includes a special dividend of $0.42 per share.

FNBH BANCORP, INC., AND SUBSIDIARY
Consolidated Financial Statements

December 31, 1996 and 1995
With Independent Auditors' Report Thereon)

                       FNBH BANCORP, INC., AND SUBSIDIARY

                                Table of Contents


                                                                       Page(s)
Independent Auditors' Report                                              1

Consolidated Balance Sheets                                              2-3

Consolidated Statements of Income                                        4-5

Consolidated Statements of Stockholders' Equity                           6

Consolidated Statements of Cash Flows                                    7-8

Notes to Consolidated Financial Statements                               9-35

                          Independent Auditors' Report


The Board of Directors and Stockholders
FNBH Bancorp, Inc.:


We have audited the consolidated balance sheets of FNBH Bancorp, Inc., and subsidiary ("Corporation") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNBH Bancorp, Inc., and subsidiary as of DecemberE31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in notes 1 and 3, the Corporation changed its method of accounting for mortgage servicing rights in 1996 to adopt the provisions of SFAS No. 122 Accounting for Mortgage Servicing Rights, an amendment of SFAS No. 65. As discussed in Notes 1 and 3, the Corporation changed its method of accounting for impaired loans in 1995 to adopt the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures.

                                                  /s/ KPMG Peat Marwick LLP

Detroit, Michigan
January 16, 1997

                       FNBH BANCORP, INC., AND SUBSIDIARY
                     Consolidated Balance Sheets, Continued
                           December 31, 1996 and 1995
                Assets                     1996            1995
Cash and cash equivalents:
  Cash and due from banks .......   $   7,069,216    $   8,055,641
   Federal funds sold ...........       6,500,000        8,400,000

Total cash and cash equivalents .      13,569,216       16,455,641

Investment securities held-to-
 maturity, net (fair value of
 $28,160,000 in 1996 and
 $21,897,000 in 1995) (note 2) ..      27,821,614       21,465,669
Investment securities available-
 for-sale, at fair value (note 2)      19,047,187       13,115,000
Mortgage-backed securities
 held-to-maturity, net (fair
 value of $353,000 in 1996 and
 $620,000 in 1995) (note 2) .....         351,930          614,118
Mortgage-backed securities
 available for sale, at fair
 value (note 2) .................          35,960           56,483
Total investment and mortgage-
 backed securities ..............      47,256,691       35,251,270

Loans (note 3):
  Commercial ....................      91,015,036       82,793,050
  Real estate mortgage ..........      23,402,833       25,001,209
       Consumer
                                       22,122,885       20,164,158
Total loans .....................     136,540,754      127,958,417

Less unearned income ............        (473,311)        (495,463)
 Less allowance for
   loan losses (note 4) .........      (3,335,044)      (3,096,690)
Net loans .......................     132,732,399      124,366,264

Other real estate owned .........         723,011           45,688
Bank premises and equipment,
  net (note 5) ..................       4,818,603        4,287,299
Accrued interest income and
 other assets (note 7) ..........       2,909,324        2,551,343

 Total assets ...................   $ 202,009,244    $ 182,957,505

See notes to consolidated financial statements.

                       FNBH BANCORP, INC., AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 1996 and 1995

  Liabilities and Stockholders' Equity       1996           1995
Deposits:
 Demand (non-interest bearing) ...........   $ 35,047,948   $ 30,815,052
 NOW .....................................     25,145,241     22,318,050
 Savings and money market accounts .......     54,979,331     51,564,415
 Time (note 6) ...........................     65,771,249     59,177,115

Total deposits ...........................    180,943,769    163,874,632

Accrued interest, taxes,
 and other liabilities ...................      1,468,367      1,553,105

Total liabilities ........................    182,412,136    165,427,737

Stockholders' equity:

  Common stock, $0 par value
  Authorized 2,100,000 shares;
  1,575,000 shares issued and
  outstanding at December 31,
  1996 and 1995 ..........................      5,250,000      5,250,000

  Retained earnings ......................     14,308,934     12,205,242

  Net unrealized gain on
  securities available-for-sale,
  net of tax (note 2) ....................         38,174         74,526

Total stockholders' equity ...............     19,597,108     17,529,768


Commitments and contingent
 liabilities (notes 9, 10, and 11)

Total liabilities and stockholders' equity   $202,009,244   $182,957,505

 See notes to consolidated financial statements.

                       FNBH BANCORP, INC., AND SUBSIDIARY
                       Consolidated Statements of Income
                 Years ended December 31, 1996, 1995, and 1994

                                                       1996           1995           1994
Interest and dividend income:
  Interest and fees on loans .......................   $ 12,932,241   $ 12,219,074    $ 10,473,297
     Interest and dividends on investment
      and mortgage-backed securities:
     U.S. Treasury securities ......................      1,639,212      1,167,705       1,094,947
     Obligations of other U.S. government agencies .        264,493        274,156         160,367
     Obligations of state and political subdivisions        609,437        552,542         473,184
     Other securities ..............................          2,655          2,655           7,989
     Interest on federal funds sold ................        269,257        177,663         202,357
                                                       ------------   ------------    ------------

     Total interest income .........................     15,717,295     14,393,795      12,412,141
                                                       ------------   ------------    ------------

Interest expense:
  Interest on deposits .............................      5,644,358      4,871,772       3,837,913
  Interest on other borrowings .....................            213          6,766            --
                                                       ------------   ------------    ------------

     Total interest expense ........................      5,644,571      4,878,538       3,837,913
                                                       ------------   ------------    ------------

     Net interest income ...........................     10,072,724      9,515,257       8,574,228

Provision for loan losses (note 4) .................        448,500        448,500         448,500
                                                       ------------   ------------    ------------
     Net interest income
      after provision for loan losses ..............      9,624,224      9,066,757       8,125,728

    Non-interest income:
       Service charges .............................      1,487,042      1,314,004       1,180,434
       Loss on sale of securities (note 2) .........           --          (30,004)        (80,980)
       Gain on sale of loans .......................        103,209         69,387          58,326
       Other .......................................         95,660         64,088          37,130
                                                       ------------   ------------    ------------

         Total non-interest income .................      1,685,911      1,417,475       1,194,910
                                                       ------------   ------------    ------------

See notes to consolidated financial statements.

                       FNBH BANCORP, INC., AND SUBSIDIARY
                  Consolidated Statements of Income, Continued
                  Years ended December 31, 1996, 1995, and 1994

                                     1996         1995         1994
Non-interest expenses:
  Salaries and employee benefits .   $3,287,930   $3,207,779   $3,109,116
  Net occupancy expense ..........      494,218      463,043      503,093
  Equipment expense ..............      444,697      431,728      464,453
  Printing and supplies ..........      227,239      220,289      185,453
  Other (note 8) .................    1,696,859    1,543,731    1,601,545
                                     ----------   ----------   ----------

       Total non-interest expenses    6,150,943    5,866,570    5,863,660
                                     ----------   ----------   ----------
Income before federal income taxes    5,159,192    4,617,662    3,456,978

Federal income taxes (note 7) ....    1,585,500    1,417,500    1,038,500
                                     ----------   ----------   ----------
       Net income ................    3,573,692    3,200,162    2,418,478
                                     ----------   ----------   ----------
Net income per share .............   $     2.27   $     2.03   $     1.54
                                     ==========   ==========   ==========
Cash dividends per share .........   $      .93   $      .68   $      .55
                                     ==========   ==========   ==========

See notes to consolidated financial statements.

                       FNBH BANCORP, INC., AND SUBSIDIARY
                 Consolidated Statements of Stockholders' Equity
                  Years ended December 31, 1996, 1995, and 1994
                                                                                Net Unrealized
                                                                                 Gain (Loss) on
                                                                                 Securities
                                                                                 Available-for-
                                               Common         Retained           Sale, Net of
                                               Stock          Earnings           Tax (Note 2)    Total
                                               -----          --------            --------        -----
Balances as of December 31, 1993 ...........   $  5,250,000   $  8,529,102    $     35,448    $ 13,814,550

Net income .................................           --        2,418,478            --         2,418,478
    Changes in unrealized loss on
    securities available for sale ..........           --             --           (62,046)        (62,046)
    net of tax
Cash dividends ($.55 per share) ............           --         (866,250)           --          (866,250)

Balances at December 31, 1994 ..............      5,250,000     10,081,330         (26,598)     15,304,732

Net income .................................           --        3,200,162            --         3,200,162
    Changes in unrealized loss on
    securities available for sale-- ........           --             --           101,382         101,382
    net of tax
    Implementation of Guide to
    Implementation of Statement ............           --             --              (258)           (258)
    115, net of tax
Cash dividends ($.68 per share) ............           --       (1,076,250)           --        (1,076,250)

Balances at December 31, 1995 ..............      5,250,000     12,205,242          74,526      17,529,768

Net income .................................           --        3,573,692            --         3,573,692
Changes in unrealized gain on securities
 available for sale, net ...................           --             --           (36,352)        (36,352)
of tax
Cash dividends ($.93 per share) ............           --       (1,470,000)           --        (1,470,000)


Balances at December 31, 1996 ..............   $  5,250,000   $ 14,308,934    $     38,174    $ 19,597,108

See notes to consolidated financial statements.

                       FNBH BANCORP, INC., AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 1996, 1995, and 1994
                                              1996            1995            1994
Cash flows from operating activities:
  Net income ..............................   $  3,573,692    $  3,200,162    $  2,418,478
  Adjustments to reconcile
     net income to net cash
     provided by operating activities:
   Provision for loan losses ..............        448,500         448,500         448,500
   Depreciation and amortization ..........        402,592         384,315         423,791
   Deferred federal income tax
      expense (benefit) ...................        (42,900)          8,000        (214,000)
   Net amortization on investment
       securities .........................         50,581          88,873         132,757
   Loss on disposal of equipment ..........          1,668           3,762          17,305
   Loss on sales of securities ............           --            30,004          80,980
   Gain on sale of loans ..................       (103,209)        (69,387)        (58,326)
   Proceeds from sale of loans ............     10,920,683       5,557,668       9,486,872
   Origination of loans held for sale .....    (11,608,783)     (5,738,281)     (9,486,872)
   (Increase) decrease in accrued
     interest income and other assets .....       (992,404)         23,041          12,807
   Increase (decrease) in accrued
     interest, taxes, and other
     liabilities ..........................        (66,038)         74,400         205,325
Net cash provided by operating activities .      2,584,382       4,011,057       3,467,617

Cash flows from investing activities:
   Purchases of available-for-sale
      securities ..........................     (9,979,018)     (6,016,056)     (2,999,531)
   Proceeds from sales of
      available-for-sale securities .......           --         3,037,422       1,925,859
   Proceeds from maturities of
      available-for-sale securities .......      4,000,000            --         2,000,000
   Repayments from mortgage-backed
      securities available-for-sale .......         19,531          14,954         146,350
   Purchases of held-to-maturity securities    (17,608,826)     (3,447,071)    (15,242,811)
   Proceeds from maturities and calls
      of held-to-maturity securities ......     11,316,782       4,965,000       8,202,000
   Repayments from mortgage-backed
      securities held to maturity .........        140,477         119,662         194,432
   Net increase in loans ..................     (8,023,327)    (10,228,892)     (4,111,361)
   Capital expenditures ...................       (935,563)     (1,231,516)       (391,657)
     Net cash used by investing activities.    (21,069,944)    (12,786,497)    (10,276,719)

See notes to consolidated financial statements.

                       FNBH BANCORP, INC., AND SUBSIDIARY
                     Consolidated Statements of Cash Flows,
                       Continued Years ended December 31,
                              1996, 1995, and 1994

                                             1996             1995             1994
Cash flows from financing activities:
   Net increase in deposits ............   $ 17,069,137    $ 12,167,639    $ 11,218,377
   Dividends paid ......................     (1,470,000)     (1,076,250)       (866,250)

       Net cash provided by
         financing activities ..........     15,599,137      11,091,389      10,352,127

Net increase (decrease) in
    cash and cash equivalents ..........     (2,886,425)      2,315,949       3,543,025

Cash and cash equivalents
    at beginning of year ...............     16,455,641      14,139,692      10,596,667

Cash and cash equivalents
    at end of year .....................   $ 13,569,216    $ 16,455,641    $ 14,139,692

Supplemental disclosures:
  Interest paid ........................   $  5,674,395    $  4,826,022    $  3,816,845
  Federal income taxes paid ............      1,645,000       1,427,500       1,109,000
  Loans transferred to other real estate        723,011          45,688         132,701
  Loans charged off ....................        287,285         209,300         120,574

Transfer of investment securities to
  available-for-sale classification: ...           --         7,058,046            --

See notes to consolidated financial statements.

                       FNBH BANCORP, INC., AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 1996 and 1995



(1) Summary of Significant Accounting Policies

     (a) Principles of Consolidation

          The consolidated financial statements include the accounts of FNBH Bancorp, Inc., and its wholly owned subsidiary, First National Bank in Howell. All significant intercompany balances and transactions have been eliminated.


          First National Bank in Howell ("Bank") is a full-service bank offering a wide range of commercial and personal banking services. These services include checking accounts, savings accounts, certificates of deposit, commercial loans, real estate loans, installment loans, collections, traveler's checks, night depository, safe deposit box, and U.S. Savings Bonds. The Bank serves primarily four communitiesNHowell, Brighton, Hartland, and FowlervilleNall of which are located in Livingston County, Michigan.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting and reporting policies of FNBH Bancorp, Inc., and subsidiary ("Corporation") conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant of these policies.


     (b) Investment and Mortgage-Backed Securities

          Investment  securities at December 31, 1996 and 1995,  consist of U.S.
          Treasury,   municipal  bond,  and  government  agency  securities.  In accordance with SFAS No. 115, the Bank classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued


     (b) Investment and Mortgage-Backed Securities, Continued

          Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

          A  decline  in  the  market   value  of  any   available-for-sale   or
          held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings, resulting in the establishment of a new cost basis for the security.

          Premiums and discounts are amortized or accreted over the life of the respective security as an adjustment to yield using the effective-interest method. Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

     (c) Loans

          Loans are stated at their principal amount outstanding, net of an allowance for loan losses. Interest on loans is accrued daily based on the outstanding principal balance. Loan origination fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yield. Mortgage loans held for sale are carried at the lower of cost or market determined on an net aggregate basis. Market is determined on the basis of delivery prices in the secondary mortgage market. When loans are sold, gains and losses are recognized based on the specific-identification method.

          Effective January 1, 1996, the Bank adopted the provisions of statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights, an amendment of SFAS No. 65. The Bank originates mortgage loans for sale to the secondary market, and sells the loans with servicing retained.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

     (c) Loans, Continued

          Beginning in 1996, the total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair value at the date of origination. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue.

          Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risks characteristics of the underlying serviced loans. These risk characteristics include loan type, term, year originated, and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value, and is recognized though a valuation allowance.

          Fair values for individual strata are based on quoted market prices for comparable transactions if available or estimated fair value. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

     (d) Allowance for Loan Losses

          The allowance for loan losses is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's evaluation of the collectibility of specific loans. Although the Bank carefully evaluates the adequacy of the allowance for loan losses based on information known to management at a given time, various regulatory agencies, as part of their normal examination process, may require future additions to the allowance for loan losses.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

     (e) Nonperforming Assets

          Effective January 1, 1995, the Bank adopted the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observed market price, or the fair value of the collateral if the loan is collateral-dependent. This statement applies to all loans that are restructured in a troubled-debt restructuring involving a modification of terms. SFAS No. 114 was amended in October 1994 by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. This amendment allows for interest income on impaired loans to be recognized using existing methods and deletes those income recognition provisions described in SFAS No. 114.

          The bank considers a loan to be impaired when it is probable that it will be unable to collect all or part of amounts due according to the contractual terms of the loan agreement. In evaluating the portfolio for impairment, management takes into consideration several factors, including current economic conditions, past loan loss experience, the estimated value of any underlying collateral, the overall balance and composition of the loan portfolio, and management's evaluation of collectibility of specific loans.

          The Bank charges off all or part of loans when amounts are deemed to be uncollectible, although collection efforts may continue and future recoveries may occur.

          Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a serious weakening of the borrower's financial condition, and other real estate, which has been acquired primarily through foreclosure and is awaiting disposition.


          Loans are generally placed on a nonaccrual basis when principal or interest is past due 90 days or more and when, in the opinion of management, full collection of principal and interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued but not yet collected is charged against current income. Income on such loans is then recognized only to the extent that cash is received and where future collection of principal is probable.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

     (e) Nonperforming Assets, Continued

          Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days past due. The Bank utilized the "fair value of collateral" method to measure impairment, as virtually all of the loans considered to be impaired are commercial mortgage loans.


     (f) Other Real Estate Owned

          Other real estate owned at the time of foreclosure is recorded at the lower of the Bank's cost of acquisition or the asset's fair market value, net of disposal cost, which becomes the property's new basis. Any write-downs at date of acquisition are charged to the allowance for loan losses. Expenses incurred in maintaining assets and subsequent write-downs to reflect declines in value are charged to other expense.

     (g) Bank Premises and Equipment

          Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization, computed on the straight-line method, are charged to operations over the estimated useful lives of the assets.

     (h) Federal Income Taxes

          Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on different tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

     (i) Pension Plan

          The Bank sponsors a defined contribution money purchase thrift plan covering all employees 21 years of age or older who have completed one year of service as defined in the plan agreement. Contributions are equal to 5Epercent of total employee earnings plus 50Epercent of employee contributions (limited to 10Epercent of their earnings), or the maximum amount permitted by the Internal Revenue Code. The pension plan expense of the Bank for 1996, 1995, and 1994 was approximately $200,000, $175,000, and $185,000, respectively.

     (j) Statements of Cash Flows

          For purposes of reporting cash flows, cash equivalents include amounts due from banks and federal funds sold.

     (k) Stock Split

          On January 16, 1997, the Board declared a three-for-one stock split, payable as a dividend of two shares for each one share of company stock held of record January 16, 1997. The dividend is payable February 16, 1997. The stock split increased FNBH Bancorp's outstanding common shares from 525,000 to 1,575,000 shares. Additional paid-in capital and common stock were not restated as a result of the stock split as the par value of the stock was zero. All references in the Consolidated Financial Statements and Notes thereto to numbers of shares, per-share amounts, and market prices of the Company's common stock have been restated giving retroactive recognition to the stock split.

     (2) Investment and Mortgage-Backed Securities

          During November 1995, the Financial Accounting Standards Board issued a Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities. This guide allowed for a one-time change in the classification of SFAS No. 115 securities as of the date of the implementation guide, but no later than December 31, 1995. As a result, the Bank made a one-time transfer of approximately $7,000,000 of investment securities held to maturity to available-for-sale in 1995. The market value of the securities was $7,065,000 at the date of transfer.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(2) Investment and Mortgage-Backed Securities, Continued

          A summary of the amortized cost and approximate fair value of investment securities at December 31, 1996, follows:

                                             Held to Maturity            Available for Sale
                                         Amortized    Approximate    Amortized    Approximate
                                           Cost       Fair Value     Cost          Fair Value
U.S. Treasury securities .............   $13,995,601   $14,038,000   $17,989,344   $18,046,250
Obligations of other U.S. ............
  government agencies ................     1,017,277     1,020,000     1,000,185     1,000,937
Obligations of states and
    political subdivisions ...........    12,764,486    13,058,000          --            --
Other securities .....................        44,250        44,000          --            --

                                          27,821,614    28,160,000    18,989,529    19,047,187
Mortgage-backed
    securities .......................       351,930       353,000        35,745        35,960

                                         $28,173,544   $28,513,000   $19,025,274   $19,083,147

          A summary of unrealized gains and losses on investment securities at December 31, 1996, follows:

                                 Held to Maturity                Available for Sale
                               Gross           Gross         Gross           Gross
                            Unrealized        Unrealized    Unrealized     Unrealized
                              Gains             Losses         Gains         Losses
U.S. Treasury securities .    $ 53,730       $ 11,331       $ 63,565       $  6,659
Obligations of other U.S.
government agencies ......       2,723            --             752             --
Obligations of states and
political subdivisions ...     318,349         24,835             --             --
Other securities .........        --              250             --             --
Mortgage-backed securities       1,070            --             215             --

                              $375,872       $ 36,416       $ 64,532       $  6,659

                       FNBH BANCORP, INC., AND SUBSIDIARY
             Notes to Consolidated Financial Statements, Continued

(2) Investment and Mortgage-Backed Securities, Continued

          The amortized cost and approximate fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Held to Maturity                       Available for Sale
                                         Amortized          Approximate          Amortized          Approximate
                                           Cost             Fair Value             Cost              Fair Value
    Due in one year or less            $    2,845,885      $    2,851,000      $    9,003,200      $    9,020,312
    Due after one year through
    five years                             17,066,724          17,242,000           9,986,329          10,026,875
    Due after five years
    through ten years                       7,864,755           8,023,000                  --                  --
    Due after ten years                        44,250              44,000                  --                  --
                                           27,821,614          28,160,000          18,989,529          19,047,187
    Mortgage-backed securities
    (principally short-term)                  351,930             353,000              35,745              35,960

                                       $   28,173,544      $   28,513,000      $   19,025,274      $   19,083,147

          The amortized cost and approximate fair value of investment securities of states (including all their political subdivisions) that individually exceeded 10Epercent of stockholders' equity at December 31, 1996 and 1995, are as follows:

                                  1996                               1995
                          Amortized      Approximate      Amortized        Approximate
                            Cost         Fair Value         Cost           Fair Value
State of Michigan        $6,875,131      $7,014,526       $5,243,554       $5,449,000

          Investment  securities,   with  an  amortized  cost  of  approximately
          $500,000 at December 31, 1996 and 1995, were pledged to secure public deposits and for other purposes as required or permitted by law.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(2) Investment and Mortgage-Backed Securities, Continued

          A summary of the amortized cost and approximate fair value of investment securities at December 31, 1995, follows:

                                               Held to Maturity                        Available for Sale
                                        Amortized           Approximate          Amortized          Approximate
                                           Cost             Fair Value             Cost              Fair Value
    U.S. Treasury securities           $    9,510,704      $    9,525,000      $   11,002,723      $   11,090,313
    Obligations of other U.S.
    government agencies                     2,033,158           2,049,000           2,000,559           2,024,687
    Obligations of states and
    political subdivisions                  9,877,557          10,279,000                  --                  --
    Other securities                           44,250              44,000                  --                  --

                                           21,465,669          21,897,000          13,003,282          13,115,000
    Mortgage-backed securities                614,118             620,000              55,275              56,483

                                       $   22,079,787      $   22,517,000      $   13,058,557      $   13,171,483

          A summary of unrealized gains and losses on investment securities at December 31, 1995, follows:

                                                 Held to Maturity                         Available for Sale
                                             Gross              Gross                Gross              Gross
                                           Unrealized        Unrealized            Unrealized         Unrealized
                                             Gains             Losses                Gains              Losses
    U.S. Treasury securities           $     31,253         $    16,957        $     87,590          $    --
    Obligations of other U.S.
    government agencies                      15,842                  --              24,128               --
    Obligations of states and
    political subdivisions                  405,315               3,872                  --               --
    Other securities                             --                 250                  --               --
    Mortgage-backed securities                5,882                  --               1,208               --

                                       $    458,292         $    21,079        $    112,926          $    --

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(2) Investment and Mortgage-Backed Securities, Continued

          In 1996, no investment securities available-for-sale were sold. Accordingly, no realized gains or losses were recorded. The Bank recognized gross losses of $30,004 and $80,980 during 1995 and 1994, respectively, on the sale of investment securities available-for-sale. No gains were realized in 1995 and 1994.

(3) Loans

          Loans on nonaccrual amounted to $109,000, $926,000, and $983,000 at December 31, 1996, 1995, and 1994, respectively. If these loans had continued to accrue interest in accordance with their original terms, approximately $12,000, $138,000, and $116,000 of interest income would have been realized in 1996, 1995, and 1994, respectively. The Bank had no troubled-debt restructured loans at December 31, 1996 and 1995.

          Details of past-due and nonperforming loans follow:

                                             90 Days Past Due
                                            and Still Accruing              Nonaccrual
                                          1996            1995          1996           1995
    Commercial and mortgage
      loans secured by real
      estate                             $434,000        $64,000       $ 80,000       $918,000
    Consumer loans                             --          2,000          2,000             --
    Commercial and other                   14,000             --         27,000          8,000
    loans
                                         $448,000        $66,000       $109,000       $926,000

          Impaired loans totaled $820,000 and $900,000 at December 31, 1996 and 1995, respectively. Specific reserves relating to these loans were $70,000 and $280,000 at DecemberE31, 1996 and 1995, respectively. These reserves were calculated in accordance with SFAS No.E114. No adjustments to the provision or allowance for loan losses was required as a result of the 1995 adoption of SFAS No. 114. There were no other loans considered impaired for which there was no related specific reserve.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

          Cash receipts received and recognized as income on impaired loans approximated $210,000 and $100,000 for the year ended December 31, 1996 and 1995, respectively. Average impaired loans for the year ended December 31, 1996 and 1995, were approximately $970,000 and $1,100,000, respectively .

          Loans serviced for others were approximately $33,900,000, $29,500,000, and $29,700,000 at December 31, 1996, 1995, and 1994, respectively.

          During 1996, the Bank capitalized $63,000 in mortgage servicing rights and incurred approximately $8,000 in related amortization expense. At December 31, 1996, these mortgage service rights had a fair value of approximately $60,000. Mortgage loans with mortgage servicing rights capitalized totaled approximately $9,000,000 at December 31, 1996. No valuation allowances for capitalized mortgage servicing rights were considered necessary as of December 31, 1996.

          The ongoing impact of FAS 122 is dependent upon, among other things, the volume of loan originations, the general levels of market interest rates, and the rate of estimated prepayments. Accordingly, management is unable to predict with any reasonable certainty what effect FAS 122 will have on the Bank's future results of operations or its financial condition.

          Included in real estate loans at December 31, 1996 were approximately $688,000 of fixed rate mortgage loans held for sale.

          There were no mortgage loans held for sale at December 31, 1995.

          The Bank's primary market area is considered to be Livingston County, Michigan. The Bank is not dependent upon any single industry or business for its banking opportunities.

          Certain directors and executive officers, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 1996, and 1995. Such loans were made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

          Loans to related parties are summarized below for the periods indicated:

                                  1996            1995
Balance at beginning of year   $   885,000    $   403,000

New loans ..................       400,000        599,000
Loan repayments ............      (239,000)      (117,000)

Balance at end of year .....   $ 1,046,000    $   885,000

(4) Allowance for Loan Losses

          The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994:

                                   1996            1995           1994
Balance at beginning of year ..   $ 3,096,690    $ 2,672,007    $ 2,204,743

Provision charged to operations       448,500        448,500        448,500
Loans charged off .............      (287,285)      (209,300)      (120,574)
Recoveries of loans charged off        77,139        185,483        139,338

Balance at end of year ........   $ 3,335,044    $ 3,096,690    $ 2,672,007

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(5) Bank Premises and Equipment

          Asummary of bank premises and equipment, and related accumulated depreciation and amortization at December 31, 1996 and 1995, follows:

                                   1996           1995
Land and land improvements ..   $ 1,028,961    $ 1,034,526
Bank premises ...............     4,297,656      3,745,378
Furniture and equipment .....     2,992,840      2,777,037
                                  8,319,457      7,556,941
Less accumulated depreciation
 and amortization ...........    (3,500,854)    (3,269,642)
                                $ 4,818,603    $ 4,287,299

(6) Time Certificates of Deposit


          At December 31, 1996, the scheduled maturities of time deposits with a remaining term of more than one year were:

            Year of Maturity                     1996

                1998                    $      10,923,529
                1999                            6,337,357
                2000                            3,142,743
                2001                            2,666,229
             Thereafter                            11,858

                                         $     23,081,716

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(6) Time Certificates of Deposit, Continued

          Included in time deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1996, 1995, and 1994, are as follows:

                               1996          1995            1994
Three months or less ....   $ 2,608,872   $ 5,154,950   $ 4,313,339
Three through six months      3,411,513       300,000       600,000
Six through twelve months     4,009,637     3,014,681       608,646
Over twelve months ......     2,183,637     1,351,748     1,477,881

                            $12,213,659   $ 9,821,379   $ 6,999,866

          Interest expense attributable to the above deposits amounted to approximately $591,000, $467,000, and $266,000 in 1996, 1995, and
          1994, respectively.

(7) Federal Income Taxes

          Income tax expense from operations consists of:

               1996           1995           1994
Current    $ 1,628,400    $ 1,409,500   $ 1,252,500
Deferred       (42,900)         8,000      (214,000)

           $ 1,585,500    $ 1,417,500   $ 1,038,500

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(7) Federal Income Taxes, Continued

          Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income as a result of the following:

Computed "expected" tax expense ...........   $ 1,754,125    $ 1,570,000    $ 1,175,373
Increase (reduction) in tax resulting from:
Tax-exempt interest and dividends, net ....      (193,100)      (181,300)      (159,480)
Other, net ................................        24,475         28,800         22,607

                                              $ 1,585,500    $ 1,417,500    $ 1,038,500

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are presented below:

                                          1996             1995
Deferred tax assets:
Loan loss reserve ..................   $   999,100    $   918,100
Deferred loan fees .................          --           15,000
Other ..............................       158,900        160,700

Total gross deferred tax assets ....     1,158,000      1,093,800
Deferred tax liabilities:
Deferred fees ......................       (15,400)          --
Unrealized gain on securities
  available for sale ...............       (19,700)       (13,702)
Other ..............................       (25,700)       (19,800)
Total gross deferred tax liabilities       (60,800)       (33,502)

Net deferred tax asset .............   $ 1,097,200    $ 1,060,298

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(8) Supplementary Income Statement Information

          Other than the items listed, other non-interest expenses did not include any amounts that exceeded 1 percent of total revenue, which is the sum of total interest income and total non-interest income.

                                1996        1995         1994
Other fees .................   $328,475   $133,616       $170,482

Supplies ...................   $227,239   $220,289       $185,453

Marketing ..................   $188,834   $176,504       $161,935

Michigan Single Business Tax   $159,000   $149,800       $158,500

(9) Leases

          The Bank has several noncancelable operating leases that provide for renewal options.

          Future minimum lease payments under noncancelable leases as of December 31, 1996, are as follows:


Year ending December 31:
           1997                                       34,000
           1998                                       38,000
           1999                                       38,000
           2000                                       38,000
           2001                                       38,000
Later years, through 2007                            243,500

          Rental expense charged to operations in 1996,  1995, and 1994 amounted
          to  approximately   $39,000,   $66,000,  and  $94,000,   respectively,
          including amounts paid under short-term, cancelable leases.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(10) Financial Instruments with Off-Balance-Sheet Risk

          The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.

          The Bank's exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making credit commitments as it does for on-balance-sheet loans.

          Financial instruments whose contract amounts represent credit risk at December 31, 1996 and 1995, are as follows:

                                        1996                1995
       Fixed-rate                     $8,200,000        $5,600,000
       Variable-rate                  30,800,000        22,200,000

         Total credit commitments    $39,000,000       $27,800,000

       Letters of credit             $   710,000       $   850,000

          Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable; inventory; property, plant, and equipment; residential real estate; and income-producing commercial properties. Market risk may arise if interest rates move adversely subsequent to the extension of commitments.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(10) Financial Instruments with Off-Balance-Sheet Risk, Continued


          Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. All letters of credit are short-term guarantees of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank primarily holds real estate as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held on those commitments at December 31, 1996 and 1995, is in excess of the committed amount.

(11) Capital

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined ) to average assets (as defined).

          The most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(11) Capital, Continued

          The Bank's actual capital amounts and ratios are also presented in the following table as of December 31, 1996 and 1995:

                                             1996               1995
Tier 1 .................................   $ 19,526,000   $ 17,393,000
Tier 2 .................................      1,660,000      1,520,000

Total risk-based capital ...............     21,186,000     18,913,000

Risk-weighted assets ...................    130,002,000    119,899,000
Risk-weighted off-balance sheet exposure      2,776,000      1,695,000


Total risk-weighted assets .............    132,778,000    121,594,000

                                              Minimum Ratios
                                                for Well-
                                               Capitalized
                                               Institutions               1996              1995             1994
Tier 1 risk-based capital                         6.00%                  14.71%            14.30%           13.90%
ratio

Total risk-based capital ratio                    10.00%                 15.96%            15.55%           15.13%

Tier 1 leverage ratio                              5.00%                  9.86%             9.83%            9.32%

(12) Contingent Liabilities

          The Bank is subject to various claims and legal proceedings arising out of the normal course of business, none of which, in the opinion of management, is expected to have a material effect on the Bank's financial position or results of operations.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued


(13) Fair Value of Financial Instruments

          SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, cannot be realized in immediate settlement of the instrument.

          Fair-value   methods  and   assumptions   for  the  Bank's   financial
          instruments are as follows:

     Cash and Cash Equivalents

          The carrying amounts reported in the consolidated balance sheet for cash and federal funds sold reasonably approximate those assets' fair values.

     Investment and Mortgage-Backed Securities

          Fair values for investment and mortgage-backed securities are based on
          quoted  market  prices.   The  carrying  amount  of  accrued  interest
          receivable approximates their fair values.

     Loans Receivable

          For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are generally based on carrying values. The fair values for fixed-rate one- to four-family residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest receivable approximates the loans' fair value.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(13) Fair Value of Financial Instruments, Continued

     Deposit Liabilities

          The fair value of deposits with no stated maturity, such as demand deposits, savings, NOW, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposits is estimated using rates currently offered for deposits with similar remaining maturities. The fair value of accrued interest payable approximates its carrying value.

     Off-Balance-Sheet Instruments

          The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to extend credit, including letters of credit, approximates book value of $330,000 and $200,000 at December 31, 1996 and 1995, respectively.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(13) Fair Value of Financial Instruments, Continued

          The estimated fair values of the Bank's financial instruments are as follows:

                                                              1996                                1995
                                                  Carrying            Fair             Carrying            Fair
                                                   Value              Value             Value              Value
          Financial Assets
Cash and short-term investments                $     13,569       $     13,500       $    16,456        $    16,500
Investment securities                                47,257             47,600            35,251             35,700
Loans:
    Commercial loans                                 91,015             90,400            82,793             81,000
    Real estate loans                                23,403             23,600            25,001             25,500
    Consumer loans                                   22,123             22,200            20,164             20,300
Less:
    Allowance for loan losses                        (3,335)            (3,335)           (3,097)            (3,097)
    Unearned fees                                      (473)              (473)             (495)              (495)

                                                              1996                                 1995

                                                  Carrying            Fair             Carrying            Fair
                                                   Value              Value             Value              Value



        Financial Liabilities

Demand deposits                                 $    35,048        $    35,000       $    30,815        $    30,800
NOW accounts                                         25,145             25,100            22,318             22,300
    Savings and money market
    accounts                                         54,979             55,000            51,564             51,600
Time deposits                                        65,771             66,600            59,177             59,900

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(13) Fair Value of Financial Instruments, Continued

     Limitations

          Fair-value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discounts that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair-value estimates are based on judgments regarding future loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(14) Dividend Restrictions

          On a parent company-only basis, the Corporation's only source of funds is dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. The Bank may declare a dividend without the approval of the Office of Comptroller of the Currency (OCC), unless the total dividend in a calendar year exceeds the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $7,200,000 was available for dividends on JanuaryE1, 1997, without the approval of the OCC.

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(15) Condensed Financial Information - Parent Company Only

          The condensed balance sheets at December 31, 1996 and 1995, and the statements of income and cash flows for the years ended December 31, 1996, 1995, and 1994, of FNBH Bancorp, Inc., follow:

                      Condensed Balance Sheets
                                                            1996            1995
Assets:
    Cash ............................................   $    71,570   $    62,480
    Investment in subsidiary ........................    19,525,538    17,467,288

                                                        $19,597,108   $17,529,768

Liabilities and stock equity:
    Stockholder's equity ............................   $19,597,108   $17,529,768

                   Total liabilities and stock equity   $19,597,108   $17,529,768

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(15) Condensed Financial Information - Parent Company Only, Continued

                         Condensed Statements of Income
                                                      Year Ended December 31,
                                               1996         1995          1994

Operating income - dividends from
subsidiary ..............................   $1,522,500   $1,128,750   $  931,875
               Total operating income ...    1,522,500    1,128,750      931,875
Operating expenses - administrative and
other expenses ..........................       43,410       55,220       33,199
               Total operating expenses .       43,410       55,220       33,199
Income before equity in undistributed net
income of subsidiary ....................    1,479,090    1,073,530      898,676
Equity in undistributed net income of
subsidiary ..............................    2,094,602    2,126,632    1,519,802
               Net income ...............   $3,573,692   $3,200,162   $2,418,478

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(15) Condensed Financial Information - Parent Company Only, Continued

                       Condensed Statements of Cash Flows

                             Year Ended December 31,


                                                     1996              1995         1994
Net income .....................................   $ 3,573,692    $ 3,200,162    $ 2,418,478
       Adjustments to reconcile net income to
       net cash from operating activities:
          Decrease in other assets .............          --             --              780
       Equity in undistributed net income of
       subsidiaries ............................    (2,094,602)    (2,126,632)    (1,519,802)

                   Total adjustments ...........    (2,094,602)    (2,126,632)    (1,519,022)

                      Net cash provided by
                      operating activities .....     1,479,090      1,073,530        899,456
    Cash flow from financing activities -
    dividends paid .............................     1,470,000      1,076,250        866,250

                      Net cash used in financing
                      activities ...............    (1,470,000)    (1,076,250)      (866,250)

Net increase (decrease) in cash ................         9,090         (2,720)        33,206
Cash at beginning of period ....................        62,480         65,200         31,994

Cash at end of period ..........................   $    71,570    $    62,480    $    65,200

                       FNBH BANCORP, INC., AND SUBSIDIARY
              Notes to Consolidated Financial Statements, Continued

(16) Quarterly Financial Data (Unaudited)

          The following table presents summarized quarterly data for each of the two years ended December 31, 1996 (dollars in thousands, except per-share data):

                                                 Quarters Ended in 1996
                                   March 31      June 30     September 30   December 31
Selected operations data:
    Interest income ............   $3,790,357   $3,847,740   $4,017,484   $4,061,714

    Net interest income ........    2,395,843    2,486,027    2,579,619    2,611,235

       Provision for loan losses      112,125      112,125      112,125      112,125
    Income before income
    taxes ......................    1,248,336    1,407,122    1,287,831    1,215,903

    Net income .................      861,336      979,122      893,331      839,903


    Net income per share .......          .55          .62          .57          .53
    Cash dividends per share ...          .12          .13          .13          .55

                                                Quarters Ended in 1995
                                March 31    June 30     September 30  December 31
Selected operations data:

Interest income ............   $3,390,881   $3,578,073   $3,676,374   $3,748,467

Net interest income ........    2,289,320    2,367,331    2,414,987    2,443,619

   Provision for loan losses      112,125      112,125      112,125      112,125

Income before income
taxes ......................    1,074,524    1,088,578    1,189,397    1,265,163

Net income .................      753,024      753,578      821,897      871,663

Net income per share .......          .48          .48          .52          .55
Cash dividends per share ...          .10          .12          .12          .35

FNBH BANCORP, INC.
101 E. Grand River
Howell, MI 48843

                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Charles N. Holkins and Helen V.W. McGarry, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of FNBH Bancorp, Inc. held of record by the undersigned on March 1, 1997, at the annual meeting of the shareholders to be held on April 23, 1997, or any adjournment thereof.

1.   Elect the following directors to the following classified terms:

     [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY to vote for
         (except where marked to the             all nominees listed below.
         contrary).

     (Instruction: To withhold authority to vote for an individual nominee strike a line through the nominee's name in the list below).

     Term expiring in 1999:        R. Michael Yost

     Term expiring in 2000:        Gary R. Boss        Peter H. Burgher

                                   Donald K. Burkel    Harry E. Griffith

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

PLEASE SIGN AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. WHEN SIGNING FOR AN ESTATE, TRUST, OR CORPORATION, THE TITLE AND CAPACITY SHOULD BE STATED.


_____________________________   __________________________     Dated:__________
Signature                          Signature




________________
Number of Shares